Exhibit 99.1

MATERION CORPORATION UPDATES THIRD QUARTER EXPECTATIONS

ALSO COMMENTS ON ITS OUTLOOK AND INITIATIVES TO REDUCE COSTS AND IMPROVE MARGINS

MAYFIELD HEIGHTS, Ohio — October 7, 2013 — Materion Corporation (NYSE:MTRN) today provided an update on expected third quarter 2013 results and also commented on its outlook and initiatives to reduce costs and improve margins.

•	Third quarter markets weaker and high-margin shipments delayed

•	Fourth quarter expected to be the strongest of the year

•	Cost reduction actions taken in the fourth quarter driving significant operating performance improvement beginning in 2014

THIRD QUARTER 2013 WEAKER THAN EXPECTED

The previously announced weaker business conditions being experienced at the beginning of the third quarter of 2013 did not improve during the third quarter to the level that the Company originally anticipated. Order entry has been highly variable, and business levels have been increasing at a slower than expected rate. In addition, shipments of certain high-margin beryllium-based defense and nuclear science as well as defense optics orders have been delayed. Profits were also adversely affected by lower manufacturing yields and efficiencies in the quarter. The impact of these factors has been offset, in part, by continued strong business levels in the medical, commercial aerospace, automotive electronics and commercial optics markets.

As a result of these factors, earnings for the third quarter are expected to be approximately $0.20 per share.

FOURTH QUARTER TO BE THE STRONGEST OF THE YEAR

The aforementioned delayed orders are expected to ship in the fourth quarter. In addition, production levels at the Company’s new beryllium pebble plant continued to increase throughout the third quarter and were at record levels in the month of September, well ahead of the fourth quarter target. As a result of these and other factors, the Company expects results for the fourth quarter to be well ahead of the third quarter and the strongest of the year, exceeding the $0.43 per share reported in the second quarter, absent the impact of the actions discussed below.

COST REDUCTION AND MARGIN IMPROVEMENT INITIATIVES

The Company is planning to take additional facility and product line rationalization actions during the fourth quarter which will further reduce costs and significantly improve margins beginning in 2014. These actions will result in a charge of up to $0.15 per share in the fourth quarter, approximately 25% of which is non-cash. These are expected to favorably impact 2014 performance by up to $0.30 per share.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and Chief Executive Officer, stated, “In spite of the unexpected weakness visible in the order book and the noted unexpected delay of specific high-margin shipments that occurred in the third quarter, I am encouraged by the progress in the new beryllium pebble plant and our new product initiatives. These, along with improving overall market conditions and the lower cost structure, should result in significantly improved earnings in 2014.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2013 and 2014;

▪
Uncertainties relating to the fourth quarter 2012 physical inventory and possible theft at our Albuquerque facility, including (i) the costs and outcome of our investigations and (ii) the timing and amount, if any, of any insurance proceeds that we might receive;

▪	The global economy;

▪	The impact of the Federal Government shutdown;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

▪	Our success in moving the microelectronics packaging operations to Singapore;

▪	Our success in completing the announced facility consolidations and the product line rationalizations and achieving the expected benefits;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

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